Exhibit 99.1

         Zhone Technologies Reports Third Quarter 2006 Financial Results

     OAKLAND, Calif.--(BUSINESS WIRE)--Oct. 19, 2006--Zhone Technologies, Inc. (NASDAQ:ZHNE), a global provider of advanced communications equipment and a leader in VoIP, IPTV, and Ethernet over both copper and fiber access lines, today reported its results for the third quarter ended September 30, 2006.

     Revenue for the third quarter of 2006 was $43.1 million compared with $54.2 million for the second quarter of 2006 and $40.6 million for the third quarter of 2005. Net loss for the third quarter of 2006, calculated in accordance with generally accepted accounting principles ("GAAP"), was $121.0 million or $0.81 per share compared with a net loss of $13.1 million or $0.09 per share for the second quarter of 2006, and a net loss of $11.3 million or $0.10 per share for the third quarter of 2005. The third quarter 2006 results included a $113.7 million charge for impairment of goodwill and intangible assets. This non-cash impairment charge was calculated in accordance with GAAP and is expected to be non-recurring. The second quarter 2006 results included a $7.2 million inventory write-off related to Zhone's legacy business. The results for 2006 also included incremental non-cash employee stock-based compensation expense associated with the implementation of SFAS 123R. Pro forma earnings before stock-based compensation, interest, taxes, impairment, depreciation and amortization (EBITDA) was a $5.1 million loss for the third quarter of 2006, compared to pro forma EBITDA loss of $10.1 million for the second quarter of 2006 and pro forma EBITDA earnings of $27,000 for the third quarter of 2005.

     "The decline in third quarter revenues was disappointing; however, we expect to rebound over the next few quarters," said Mory Ejabat, Chairman and Chief Executive Officer of Zhone. "We do not view the current quarter as indicative of any negative long-term trend as seasonal issues in our international market will return to normal and buying patterns of our largest customers resolve themselves. Nonetheless, we have taken steps to streamline our business and improve operational execution with expectations of achieving profitability."

     Zhone continued to maintain its broad base of service provider customers with significant sales into each of its operating regions. Service providers continue to migrate to the next generation of IP-based networks, installing Zhone's innovative solutions to enhance their service offerings with VoIP, IPTV, and broadband. Zhone believes its products are interoperable with more VoIP softswitch platforms and protocols than those of any other access equipment provider in the industry.

     Zhone will hold a conference call today, October 19, 2006, at approximately 5:00 p.m. Eastern Time to review its third quarter results. This call is open to the public by dialing +1 (866) 362-4820 for U.S. callers and +1 (617) 597-5345 for international callers and then entering passcode 22654363. The audio webcast will be simultaneously available on the Investor Relations section of Zhone's website at http://www.zhone.com/about/investors/.

     A replay of the conference call will be available for approximately one week after the original call by dialing +1 (888) 286-8010 for U.S. callers and +1 (617) 801-6888 for international callers and then entering passcode 75427209. An audio webcast replay will also be available online at www.zhone.com/about/investors/ following the original call.

     Non-GAAP Financial Measures

     To supplement Zhone's consolidated financial statements presented in accordance with GAAP, Zhone uses pro forma EBITDA, a non-GAAP measure Zhone believes is appropriate to enhance an overall understanding of Zhone's past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the company's operational performance, including the company's ability to provide cash flows to invest in research and development, and fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.

     Forward-Looking Statements

     This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "goal," "intend," "may," "plan," "project," "seek," "should," "target," "will," "would," variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include statements that refer to the expected rebound in revenue, return to normalcy, and customer buying patterns. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of our SLMS and optical products; intense competition in the communications equipment market; our ability to execute on our strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in Zhone's SEC filings available at www.sec.gov, including without limitation, Zhone's annual report on Form 10-K for the year ended December 31, 2005 and Zhone's quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update or revise any forward-looking statements for any reason.

     About Zhone Technologies, Inc.

     Zhone Technologies, Inc. (NASDAQ:ZHNE) is a global provider of advanced communications equipment to more than 600 operators in both emerging and established markets. Zhone's market-leading Broadband Loop Carrier equipment enables operators to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to a cost-efficient, all-IP access network. The company's products address a broad range of applications including residential and business broadband, VoIP, IPTV, and Ethernet over both copper and fiber access lines.

     Zhone's advanced networking solutions include the Single Line Multi-Service architecture (SLMS(TM)), Multi-Access Line Concentrator (MALC(TM)), Raptor(TM) ATM/IP DSLAMs, Zhone Residential Gateways (ZRG(TM)), GigaMux(TM) Optical Transport Systems and Zhone Management System (ZMS(TM)). For more information, please visit www.zhone.com.

     Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice. Copyright (C) 2006 Zhone Technologies, Inc. All rights reserved.


                       ZHONE TECHNOLOGIES, INC.
      Unaudited Condensed Consolidated Statements of Operations
                (In thousands, except per share data)

                        Three Months Ended (a)   Nine Months Ended (a)
                     -------------------------------------------------
                     September          September September  September
                         30,   June 30,    30,        30,       30,
                        2006     2006     2005       2006      2005
                     -------------------------------------------------

Net revenue          $  43,138 $ 54,214 $ 40,615 $   150,038 $ 98,623
Cost of revenue         27,848   42,291   23,824     102,643   57,012
Stock-based
 compensation              181      235       22         737       74
                     -------------------------------------------------
Gross profit            15,109   11,688   16,769      46,658   41,537
                     -------------------------------------------------
Operating expenses:
   Research and
    product
    development (b)      9,042    9,817    7,413      27,471   18,988
   Sales and
    marketing (b)        9,308   10,684    7,441      29,582   20,391
   General and
    administrative
    (b)                  3,930    3,627    8,067      11,068   10,975
Purchased in-process
 research and
 development                          -    1,190           -    1,190
Amortization of
 intangible assets         307      559    3,214       2,764    7,728
Impairment of
 intangible assets
 and goodwill          113,666        -        -     113,666
                     -------------------------------------------------
     Total operating
      expenses         136,253   24,687   27,325     184,551   59,272
                     -------------------------------------------------
     Operating loss   (121,144) (12,999) (10,556)   (137,893) (17,735)
Other income
 (expense), net            134      (46)    (618)         41   (1,872)
                     -------------------------------------------------
     Loss before
      income taxes    (121,010) (13,045) (11,174)   (137,852) (19,607)
Income tax provision        22       55       80         184      133
                     -------------------------------------------------
     Net loss        $(121,032)$(13,100)$(11,254)$  (138,036)$(19,740)
                     =================================================
Basic and diluted net
 loss per share         ($0.81)  ($0.09)  ($0.10)     ($0.93)  ($0.20)

Weighted average
 shares outstanding
 used to compute
 basic and diluted
 net loss per share    148,905  148,721  112,099     148,589  100,198

(a) 2006 includes incremental employee stock-based compensation expense associated with the implementation of SFAS 123R. 2005 stock-based compensation expense has been reclassified to conform to current year presentation.

(b) Amounts include stock-based
 compensation cost as follows:
     Research and
      product
      development          370      391       52       1,299      171
     Sales and
      marketing            310      332       54       1,086      156
     General and
      administrative       457      478    2,617       1,103    2,651
                     -------------------------------------------------
                         1,137    1,201    2,723       3,488    2,978

GAAP net loss        $(121,032)$(13,100)$(11,254)$  (138,036)$(19,740)
Stock-based
 compensation            1,318    1,436    2,745       4,225    3,052
Acquisition-related
 charges                     -        -    3,101           -    3,101
Purchased in-process
 research and
 development                 -        -    1,190           -    1,190
Interest expense, net      (87)     235      508         147    1,696
Income taxes                22       55       80         184      133
Depreciation               692      678      443       1,957    1,248
Amortization and
 impairment of
 intangible assets     113,973      559    3,214     116,430    7,728
                     -------------------------------------------------
Non-GAAP pro forma
 EBITDA              $  (5,114)$(10,137)$     27 $   (15,093)$ (1,592)
                     =================================================

Revenue by product
 line:
     SLMS               23,608   35,272   18,145      92,035   37,090
     Legacy and
      Service           15,081   12,690   17,261      42,444   44,440
     Optical
      Transport          4,449    6,252    5,209      15,559   17,093
                     -------------------------------------------------
                        43,138   54,214   40,615     150,038   98,623


              ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
           Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)
                                                 September  December
                                                     30,        31,
                                                   2006       2005
                                                 ---------- ----------

                       Assets
Current assets:
  Cash, cash equivalents and short-term
   investments                                     $65,803    $71,140
  Accounts receivable                               35,497     35,392
  Inventories                                       48,408     48,370
  Prepaid expenses and other current assets          3,464      5,811
                                                 ---------------------
    Total current assets                           153,172    160,713
                                                 ---------------------
Property and equipment, net                         24,127     24,097
Goodwill                                            70,541    180,001
Other acquisition-related intangible assets              -     14,638
Restricted cash                                        547        547
Other assets                                            79        109
                                                 ---------------------
    Total assets                                  $248,466   $380,105
                                                 =====================
        Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                 $21,048    $17,912
  Line of credit                                    14,500     14,500
  Current portion of long-term debt                  7,667      1,170
  Accrued and other liabilities                     23,380     24,610
                                                 ---------------------
    Total current liabilities                       66,595     58,192
  Long-term debt, less current portion              19,445     28,597
  Other long-term liabilities                        1,515      1,527
                                                 ---------------------
    Total liabilities                               87,555     88,316
                                                 ---------------------
Stockholders' equity:
  Common stock                                         149        148
  Additional paid-in capital                     1,056,829  1,051,320
  Other stockholders' equity                           263     (1,385)
  Accumulated deficit                             (896,330)  (758,294)
                                                 ---------------------
    Total stockholders' equity                     160,911    291,789
                                                 ---------------------
    Total liabilities and stockholders' equity    $248,466   $380,105
                                                 =====================


     CONTACT: Zhone Technologies, Inc.
              Susie Choy, +1-510-777-7013 (Investors)
              Fax: +1-510-777-7001
              investor-relations@zhone.com
              Jessica Mullens, +1-510-777-7020 (Media)
              Fax: +1-510-777-7001
              public-relations@zhone.com